EXHIBIT 10.3

FUNDING AGREEMENT

This Funding Agreement (the "Agreement") made as of March 21, 2011 by and between Joko Toshikazu ("Lender") and NSJ-US Co., Ltd., a Nevada company ("Company").

WITNESSETH

WHEREAS, the Company requires and will continue to require funding for the Company for its operations and for the Company’s going and staying public in the U.S., including but not limited to legal, accounting, EDGAR, filing, corporate and other fees and expenses (the “Funding”); and

WHEREAS, Lender has agreed to provide all Funding needed by the Company for its operations and for the Company’s going and staying public in the U.S. on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

1.  FUNDING

The Company requires and will continue to require funding for the Company for its operations and for the Company’s going and staying public in the U.S., including but not limited to legal, accounting, EDGAR, filing, corporate and other fees and expenses (the “Funding”).  Lender hereby agrees to provide all Funding needed by the Company for its operations and for the Company’s going and staying public in the U.S. on the terms and conditions set forth herein.

2.  TERM

The term of this Agreement began as of the date of this Agreement and shall terminate when the Company generates operating revenues or receives other financing in amounts necessary to fund its operations and for the Company’s going and staying public in the U.S., including but not limited to legal, accounting, EDGAR, filing, corporate and other fees and expenses.

3.  FUNDING TERMS

The Funding will be provided by Lender on a non-interest bearing basis due upon demand.  There is no limit on the amount of Funding which must be provided under the Agreement, and Lender agrees to provide all needed Funding.  Lender further represents that he has sufficient liquid assets to meet all of Funding obligations under the Agreement.

4.  MISCELLANEOUS

Modification: This Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof, and may be amended only in a writing signed by both parties.

Notices: Any notices required or permitted to be given hereunder shall be in writing and shall be mailed or otherwise delivered in person or by facsimile transmission at the address of such Party set forth above or to such other address or facsimile telephone number, as the Party shall have furnished in writing to the other Party.

Waiver: Any waiver by either Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive the other Party of the right thereafter to insist upon adherence to that term of any other term or this Agreement.

Severability: If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the date first above written.

/s/  Joko Toshikazu
Joko Toshikazu

NSJ-US Co., Ltd., a Nevada corporation

By:  /s/  Joko Toshikazu
        Joko Toshikazu,
        Chairman of Board